Exhibit 11

Directors and Executive Officers of
Kardan Yazamut as of October 11, 2011

The name, position, principal occupation, business address and citizenship of each director and executive officer is set forth below.

Name (Citizenship)	Position	Principal Occupation	Business Address
Yosef Grunfeld (Israel)	Chairman of the Board	Chairman of the Board and director of various companies within the Kardan Group	c/o Kardan Yazaumt (2011) Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Eytan Piotr Rechter (Israel)	Director and Chief Executive Officer	Chief Executive Officer and director of various companies within the Kardan Group	c/o Kardan Yazaumt (2011) Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Avner Shnor (Israel and Belgium)	Director	Diamond industry commerce and investments and director of various companies within the Kardan Group	c/o Kardan Yazaumt (2011) Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Uri Asher (Israel)	Director	Lawyer	c/o Kardan Yazaumt (2011) Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Alon Shlomo Wulkan (Israel)	Deputy CEO	Deputy CEO	c/o Kardan Yazaumt (2011) Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Asher Elmoznino (Israel)	Chief Financial Officer	Chief Financial Officer	c/o Kardan Yazaumt (2011) Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Ayelet Nechama Weller (Israel)	Vice President, General Counsel and Corporate Secretary	Vice President, General Counsel and Corporate Secretary	c/o Kardan Yazaumt (2011) Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Amit Avieli (Israel)	Financial Officer	Financial Officer	c/o Kardan Yazaumt (2011) Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel